Exhibit 99.1

PRESS RELEASE

For Immediate Release

TNP Strategic Retail Trust Acquires Osceola Village in Kissimmee, Florida

IRVINE, Calif., Oct. 12, 2011 /PRNewswire/ — TNP Strategic Retail Trust, Inc. (the “Company”), a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, announced today the acquisition of Osceola Village, a 116,645-square-foot retail center in Kissimmee, Florida. The retail center was purchased directly from the construction lender.

“Rarely does this type of opportunity present itself to purchase the dominant grocery anchor in a growth market like Orlando,” said Thompson National Properties’ CEO, Anthony W. “Tony” Thompson. “SRT succeeded against stiff competition and closed in under 30 days.”

Constructed in 2008, Osceola Village is 77 percent occupied and anchored by Publix with a lease expiration in 2028 and hhgregg with a lease expiration in 2018. The property is located at the intersection of Osceola Parkway and Dyer Boulevard, approximately 6.5 miles from Walt Disney World, on a 23.7 acre site that includes seven fully improved outparcel pads that total 9.5 acres.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of October 7, 2011, TNP Strategic Retail Trust has issued 4,616,919 shares of common stock. Osceola Village is the tenth acquisition purchased by TNP Strategic Retail Trust in the last 23 months. The Company currently pays a monthly distribution that equates to an annual 7 percent distribution. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has six regional offices. As of October 12, 2011, Thompson National Properties manages a portfolio of 155 commercial properties, in 31 states, totaling more than 19.2 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of $2.4 billion dollars. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

SOURCE TNP Strategic Retail Trust, Inc.